SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 23, 2008

AARON RENTS, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 231-0011
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Revolving Credit Agreement
     On May 23, 2008, Aaron Rents, Inc. (the “Company”) entered into the Revolving Credit Agreement by and among the Company as borrower, several banks and other financial institutions from time to time party thereto (“Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders (“2008 Revolving Credit Agreement”), attached hereto as Exhibit 10.1, which provides, subject to certain terms and conditions, for unsecured borrowings by the Company and the issuance of letters of credit on behalf of the Company up to an aggregate credit facility amount of $140.0 million. The 2008 Revolving Credit Agreement replaces the prior revolving credit facility (also for $140.0 million) made available pursuant to the Revolving Credit Agreement, dated as of May 28, 2004, by and among the Company as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as administrative agent, as previously amended (“Prior Revolving Facility”). The Prior Revolving Facility was terminated on May 23, 2008 concurrently with the entry into the 2008 Revolving Credit Agreement.
     The 2008 Revolving Credit Agreement expires on May 23, 2013, unless terminated earlier. The 2008 Revolving Credit Agreement provides for (i) the issuance of letters of credit on behalf of the Company pursuant to a letter of credit subfacility in an aggregate amount of $10.0 million, (ii) a swingline loan subfacility in an aggregate amount of up to $15.0 million in swingline loans (each a “Swingline Loan”) made available to the Company, and (iii) a revolving credit facility made available at the Company’s option, with loans thereunder bearing interest at the option of the Company (in the absence of a default) at either a base rate per annum (“Base Rate Loans”), or a Eurodollar rate per annum (“Eurodollar Loans”), in each case plus an applicable margin as set forth in the 2008 Revolving Credit Agreement.
     Interest. Base Rate Loans bear interest at the higher of (i) the per annum rate which the administrative agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%. Eurodollar Loans bear interest at the Adjusted LIBO Rate, which is the rate per annum obtained by dividing (i) LIBOR for such interest period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage (which is the aggregate of the maximum reserve percentages in effect on any day to which the administrative agent is subject with respect to the Adjusted LIBO Rate), in each case, plus the applicable margin, which varies between 0.875% and 1.50% per annum based on the Company’s ratio of total debt to its earnings before interest, taxes, depreciation and amortization as determined in accordance with the 2008 Revolving Credit Agreement. Swingline Loans bear interest at the rate offered for any interest period by the administrative agent and accepted by the Company. At May 29, 2008, an aggregate of $118 million (bearing interest at a weighted-average rate of 3.96%) was outstanding under the 2008 Revolving Credit Agreement. The Company pays a commitment fee on unused balances. The amount of the commitment fee varies between 0.15% and 0.30% per year based on the Company’s ratio of total debt to its earnings before interest, taxes, depreciation and amortization as determined in accordance with the 2008 Revolving Credit Agreement.

     Prepayments. The Company may prepay any borrowing under the 2008 Revolving Credit Agreement, in whole or in part, without premium or penalty after giving prior notice as described in the 2008 Revolving Credit Agreement; provided that prepayments of loans under the 2008 Revolving Credit Agreement (other than Swingline loans) must be in an amount of at least $1 million and in multiples of $500,000.
     Covenants. The 2008 Revolving Credit Agreement contains financial covenants which, among other things, forbid the Company from exceeding certain debt to equity levels and require the maintenance of a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under these agreements, and all amounts would become due immediately.
     In connection with the entry into the 2008 Revolving Credit Agreement, Aaron Investment Company, a subsidiary of the Company, agreed to enter into the Subsidiary Guaranty Agreement (“Subsidiary Guaranty”), attached hereto as Exhibit 10.2, dated as of May 23, 2008, among the Company, Aaron Investment Company and SunTrust Bank as administrative agent for the Lenders under the 2008 Revolving Credit Agreement. Under the Subsidiary Guaranty, Aaron Investment Company unconditionally guarantees as a primary obligor the due and punctual (a) payment of certain obligations under the 2008 Revolving Credit Agreement and (b) performance of all covenants, agreements, obligations and liabilities of the Company and its subsidiaries under the 2008 Revolving Credit Agreement.
Amended and Restated Loan Facility Agreement and Guaranty
     On May 23, 2008, the Company entered into the Amended and Restated Loan Facility Agreement and Guaranty with SunTrust Bank, as servicer, and the other participants listed therein, dated as of May 23, 2008, (the “New Franchisee Loan Facility”), attached hereto as Exhibit 10.3, which amends and restates in its entirety the Loan Facility Agreement dated as of May 28, 2004, as previously amended (the “Existing Franchisee Loan Facility”). The New Franchisee Loan Facility provides for the guarantee by the Company of all loans and other obligations owing from time to time under the New Franchisee Loan Facility, compared to the Existing Franchisee Loan Facility which provided for the guarantee of 50% of losses from loans to franchisees on any given day, and also provides for the establishment of a franchisee loan facility with a maximum commitment amount of $125.0 million, under which certain independent franchisees may, subject to certain terms and conditions, obtain loans. The New Franchisee Loan Facility amended and restated the Existing Franchisee Loan Facility to, among other things, (a) extend the maturity date of the New Franchisee Loan Facility until May 23, 2009, (b) eliminate the distinction in interest rates applicable to loans made to start-up franchisees and loans made to established franchisees, (c) modify certain of the representations and warranties applicable to the Company by, among other things, increasing the dollar thresholds applicable under such representations and warranties, (d) modify the minimum consolidated net worth financial covenant applicable to the Company, (e) modify certain negative covenants applicable to the Company by, among other things, increasing the amount of certain dollar limitations in such covenants, including but not limited to, increasing the dollar limits relating to (i) permitted acquisitions by the Company, (ii) the incurrence of indebtedness by the Company and its subsidiaries, (iii) sales of assets by the Company and its subsidiaries, and (iv) investments by the Company and its subsidiaries, and (f) modify certain of the events of defaults by, among other things, increasing the dollar thresholds applicable under such events.
     Under the New Franchisee Loan Facility, the Company is subject to the same financial covenants as it is under the 2008 Revolving Credit Agreement, which forbid the Company from exceeding certain debt to equity levels and require the maintenance of a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under these agreements.
     In connection with the entry into the New Franchisee Loan Facility, Aaron Investment Company, a subsidiary of the Company, agreed to enter into the Amended and Restated Guaranty Agreement (“Amended Guaranty”), attached hereto as Exhibit 10.4, dated as of May 23, 2008, in favor of the participants under the New Franchise Loan Facility and SunTrust Bank, as servicer under the New Franchisee Loan Facility, which Amended Guaranty amends and restates in its entirety the Guaranty Agreement, dated as of May 28, 2004, in favor of SunTrust Bank. Under the Amended Guaranty, Aaron Investment Company unconditionally guarantees as a primary obligor the due and punctual (a) payment of all obligations owing by the Company under the New Franchisee Loan Facility to SunTrust Bank and the participants listed in the New Franchisee Loan Facility and (b) performance of all covenants, agreements, obligations and liabilities of the Company under the New Franchisee Loan Facility.
     The foregoing descriptions of the 2008 Revolving Credit Agreement, the Subsidiary Guaranty, the New Franchisee Loan Facility and the Amended Guaranty, are qualified in their entirety by reference to the 2008 Revolving Credit Agreement, the Subsidiary Guaranty, the New Franchisee Loan Facility and the Amended Guaranty, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
     See Item 1.01 above, which is incorporated herein by reference, for a discussion of the termination of the Prior Revolving Facility in connection with its replacement by the 2008 Revolving Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The relevant disclosure set forth in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated as of May 23, 2008, among Aaron Rents, Inc., as borrower, the lenders from time to time party thereto, and SunTrust Bank, as administrative agent.
10.2	Subsidiary Guaranty Agreement, dated as of May 23, 2008, between Aaron Investment Company and SunTrust Bank, as administrative agent.
10.3	Amended and Restated Loan Facility Agreement and Guaranty by and among Aaron Rents, Inc. as sponsor, SunTrust Bank, as servicer, and each of the other financial institutions party thereto as participants, dated as of May 23, 2008.
10.4	Amended and Restated Guaranty Agreement, dated as of May 23, 2008, among Aaron Investment Company and SunTrust Bank, as servicer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON RENTS, INC.
	By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Date: May 30, 2008		Executive Vice President, Chief Financial Officer

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